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                                                                    EXHIBIT 11.0

                       COMPUTATION OF EARNINGS PER SHARE

                      THOMASTON MILLS, INC. AND SUBSIDIARY

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
                                                               PERIOD ENDED     PERIOD ENDED     PERIOD ENDED
                                                               JUNE 27, 1998   JUNE 28, 1997    JUNE 29, 1996
                                                               -------------   -------------    --------------
WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic                                                            6,540,020       6,539,996         6,537,238
  Effect of dilutive securities -
    employee stock options                                                 0               0            11,397
                                                                ------------   -------------    --------------

    DILUTED                                                        6,540,020       6,539,996         6,548,635
                                                                ------------   -------------    --------------

NET INCOME (LOSS)                                               $(11,529,019)     (7,647,265)   $      615,282
                                                                ------------   -------------    --------------

BASIC AND DILUTED NET INCOME (LOSS)
   PER SHARE                                                    $      (1.76)          (1.17)   $         0.09
                                                                ------------   -------------    --------------

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